Circuit City Stores, Inc. Says Michael E. Foss, CFO,
                       Announces Plans To Depart In April

Richmond, Va., February 23, 2007 - Circuit City Stores, Inc. today announced that Michael E. Foss, executive vice president and chief financial officer, has informed the company of his plans to leave the company in April for a chief financial officer opportunity at a private equity-owned retail company. Circuit City has begun a search for a replacement. Foss will remain on the board of directors until the annual meeting in June.

"Mike has done a tremendous job during his three and a half years at Circuit City, and we are a much stronger company for his many contributions," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "While I'm disappointed that he is leaving, I understand the opportunity before him and wish him well. We have begun a search for the right person to help us build on what we have accomplished over the last few years as well as to help accelerate the implementation of our transformation initiatives, which are designed to reduce costs and improve the customer experience."

"The decision to leave Circuit City was not easy, as I believe the best is yet to come," said Foss. "Our work over the past few years has reinvigorated and refocused the company in ways that will become increasingly obvious to customers and shareholders. That said, I have an opportunity not unlike Circuit City a few years ago, and I am excited to pursue a new challenge. I am committed to ensuring a smooth transition and am confident that our deep financial team won't miss a beat. I wish all my friends at Circuit City the greatest future success."

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. The domestic segment operates through 647 Superstores and 12 other locations in 158 U.S. markets. The international segment operates through approximately 800 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

                                       ###

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Corey Benjamin, Investor Relations, (804) 527-4033
         Jessica Clarke, Investor Relations, (804) 527-4038